QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.2

LINCOLN, NE—March 25, 2002—Transcrypt International, Inc. (OTC Bulletin Board: TRII) issues the following fiscal year 2001 annual letter to its shareholders today.

Letter to Our Shareholders:

Fiscal year 2001, although very demanding was also an encouraging year for your company. We became profitable for the first year since Transcrypt International went public in 1997.

Revenues at $44.2 million were up 5% over 2000's $42.2 million. More significant than the percentage increase is the fact that we grew revenues overall even after exiting low-profit sectors of the commercial market and OEM manufacturing—moves which impacted 2001 sales significantly. I should also note that revenue results for the fourth quarter ($13.8 million) included $1.7 million from EFJohnson which would have been recorded in the third quarter except for vendor supply delays caused by the September 11 disastrous event.

As a result of earlier workforce rightsizing, followed by increased customer confidence and on-going manufacturing efficiencies, gross margins increased to 39% from 19% in 2000. Excluding a one-time impairment charge of $2.3 million in 2000, year-to-year operating expenses were also reduced by $3.4 million. The result: net income for the year of $544,000 or three cents per share.

The company generated $3.9 million in cash from operations in 2001. At year-end, our cash position net of revolving credit stood at $6.5 million—up from $3.1 million at the end of 2000. Subsequent year-end, we elected to pay off and terminate our revolving line of credit facility. The facility, as structured, did not provide the adequate flexibility, and we are confident that operations can continue to generate positive cash flow. I am particularly pleased to report a year-to-year decline in inventories from $15.1 to $11.3 million.

Looking ahead, we intend to carry forward our current strategy of focusing on government markets at all levels—state and local, federal and international. We have a task force evaluating opportunities arising out of homeland security programs, which are driving a substantial increase in demand for secure, interoperable LMR communications equipment. We estimate, for example, that nearly half a billion dollars could be spent over the next three years alone to up-grade communications at our nation's airports.

As part of implementing this strategy, we recently introduced our 5100 portable radio series, which features multiple protocol compatibility and encrypted communications capabilities. That and our new 5300 series of digital radios establishes EFJohnson as one of only two suppliers of next generation technology equipment operable on Project 25 trunking systems. By year-end, we expect to have completed our new product line-up of digital equipment interoperable with all existing LMR protocols.

The outlook for the current year is cautious but positive. We are striving to improve both our top and bottom lines, while maintaining current gross margins in a very competitive marketplace. We are focused on generating more cash to further improve the liquidity of your company in support of longer-term growth.

We also expect, however, that quarter-to-quarter reported results may vary considerably. More of our business now derives from sometimes irregular government procurements. Further, our share price has recently risen above the exercise level of options re-priced at the end of 2000 as an incentive needed at a critical time to retain recently recruited operating management. Under current accounting rules, therefore, we must adjust our operating expense quarterly for any change in the difference between the option exercise price and the market price of our shares. I should emphasize that any expense thus reported is a non-cash expense, as we shall explain in our quarterly reports.

Our primary focus is on continuing to improve operations and take advantage of our enhanced organic growth potential. However, we will continue, both as a possible seller and buyer to explore merger and acquisition opportunities to increase shareholder value.

The management job for fiscal year 2002 is clear—hold our costs in line with revenues, keep our product developments on schedule and capitalize on market opportunities, in order to build on the turnaround momentum generated in 2001.

I would like to extend a well-deserved thank you to your company's employees, who have soldiered through a demanding year. There's more soldiering to come, but we are positive and encouraged.

Finally, I would like to thank you, our shareholders, for your patience and support of management in its efforts to re-position Transcrypt and move it toward profitable growth.

Michael E. Jalbert Chairman
and Chief Executive Officer

"Certain matters discussed in this shareholder's letter constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include, but are not limited to, (i) statements concerning future financial condition and operations, including future cash flows, revenues, gross margins, earnings and variations in quarterly results, (ii) statements relating to anticipated completion dates for new products and (iii) other statements identified by words such as "expects," "anticipates," "intends," "estimates" or words of similar meaning. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements including, but not limited to, (1) customer acceptance of products, (2) the timing, level and mix of product sales, (3) the Company's ability to continue to implement its strategic plan and other risks and factors detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 under "Item 1. Business—Summary of Business Considerations and Certain Factors that Materially Affect Future Results of Operations and/or Stock Price."

QuickLinks

  EXHIBIT 99.2